EXHIBIT 10.74


PRESS RELEASE-  APRIL 29, 2004

MEDIA CONTACT:
SUSIE DODSON, EXECUTIVE DIRECTOR
DFW HOMELAND SECURITY ALLIANCE
(214) 938-6893
DissectingDFW@aol.com


            DFW HOMELAND SECURITY ALLIANCE BUILDS A TEAM OF COMPANIES
                    TO BRING NATIONAL SECURITY HOME TO TEXAS


Richardson, TX - The Dallas Fort Worth Homeland Security Alliance (DFWHSA) announces the formation of a partnership represented by Dallas Fort Worth (DFW) Metroplex companies and agencies to pursue Homeland Security contracts with HiEnergy Technologies, Inc., an entrepreneurial California based sensor and detection technology company. The DFWHSA and Lockwood Greene, who are leading the initiative, view this project with HiEnergy as a business model template forerunner for future successful partnerships where companies combine their expertise to create and expand profitable business markets. The goal of this project is to establish manufacturing and business channel opportunities in the DFW area for HiEnergy's products.

"Each member of the project was carefully selected to participate based on their marketing, business experience and technology strengths," notes Executive Director for the DFWHSA, Susie Dodson. "The project required the combined expertise of each of the participating companies and organizations to entice HiEnergy to consider manufacturing their commercial explosive and chemical detection product within the DFW Metroplex."

HiEnergy's technology and applied applications are state-of-the-art. The commercialization of the technology that has been tested and produced will allow the partnership to consider marketing the product to a variety of industries such as transportation security including land, sea and air, agricultural and biomedical. Each participating member will work with HiEnergy, federal and state officials and the DFWHSA to bring this project to fruition. The benefits of this type of business model include economic development and tax revenue for the state of Texas, the creation of jobs, the development of Homeland Security solution products and the building of partnerships between companies that share loyalties to the same municipalities and regions while developing their business growth strategies.

ABOUT THE DFW HOMELAND SECURITY ALLIANCE

The Alliance is a collaboration of companies and affiliates focused on generating business opportunities, technology solutions, corporate partnerships and an information exchange to address Homeland Security vulnerabilities and needs. Formed in 2002, the Alliance is currently serving 70 plus member companies and affiliate organizations. The active membership base includes companies such as Lockwood Greene, The Boeing Company, Siemens Maintenance Services, LLC and Ball Janik, LLP (Washington DC) that have products or services that address the needs of the Homeland Security Industry, Government Agencies and Support Organizations, Universities and Affiliate Associations. The Alliance's efforts also include working directly with government representatives at the state and national level through an existing organized group of agencies and corporate experts established to identify the solutions needed to protect the infrastructure and citizens of the United States.

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ABOUT LOCKWOOD GREENE

Lockwood Greene, a wholly owned subsidiary of CH2M HILL is a world leader in process technologies and systems integration. Lockwood Green's 2200 professionals provide a wealth of expertise for design, installation and commissioning support to the Boeing team as the HiEnergy technology is rolled out to engage the many applications that this product will support. In addition, Lockwood Greene will support the validation of Dallas area vendors who will be used to develop the sub and final assemblies necessary for this product.

ABOUT HIENERGY TECHNOLOGIES, INC.

HiEnergy has developed a patent pending explosive detection technology with applications in various markets including the detection of car bombs, unexploded ordinance (UXO) detection, landmine detection and airport security screening. Additional potential markets include bio-weapons detection, contraband detection, as well as, chemical and petrochemical industry applications. The company is headquartered in Irvine, California with a business development arm in Virginia. The company has completed research and testing in explosive and chemical detection with government grant funds, as well as, private investment.